Exhibit 99.1

Investor Relations:	April 27, 2016 - Southern Copper Corporation (NYSE and BVL: SCCO)

Raul Jacob (602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com	•

Copper mine production increased 24.8% in the first quarter of 2016 (“1Q16”) to 221,661 tons, a new Company record, from 177,616 tons in 1Q15, mainly as a result of higher production at the Buenavista mine in Sonora, which increased production by 43,898 tons (+67.6%).

•

By-product production: Mined silver production increased by 25.7% in 1Q16 compared with 1Q15 mainly due to higher production at the Buenavista mine. Mined zinc production was 18,028 tons in the 1Q16, 18.6% higher than 1Q15 production as prior year problems at the Charcas and Santa Eulalia mines were resolved. Molybdenum production decreased by 4.9% to 5,571 tons in 1Q16 from 5,856 tons in 1Q15, principally due to lower production at the Toquepala mine (-18.6%), a result of lower grades and recoveries.

•

Operating cash cost(i) per pound of copper net of by-product credits, was $0.98 in 1Q16, a decrease of 23.5% compared to $1.28 in 4Q15, thus consolidating the Company as the lowest cash cost producer in the Industry.

•

Net revenues: We achieved record sales volume of copper (+26.2%) and silver (+25.0%) in 1Q16 compared to 1Q15 mainly from our expansion at Buenavista. The positive effect on net sales of these higher volumes were offset by lower metal prices for copper (-19.7%), molybdenum (-37.3%), zinc (-19.1%) and silver (-11.0%). Therefore, net sales in 1Q16 were $1,245.1 million, only 2.3% lower than 1Q15 net sales of $1,274.8 million.

•	EBITDA(ii) in 1Q16 was $481.0 million, 13.5% lower than the $556.1 million of EBITDA in 1Q15. EBITDA margin was 38.6% in 1Q16, positively influenced by the higher sales volume and unit cost reduction.

•	Net income in 1Q16 was $185.1 million (14.9% of net sales), 34.5% lower than net income of $282.4 million (22.2% of net sales) in the 1Q15. This decrease was due to lower metal prices.

•

Capital investments were $223.3 million for 1Q16, 10.2% lower than in 1Q15, and represented 120.6% of net income. In 2016, we continue the development of our investment program to increase copper production capacity by 90% from our 2013 production level of 617,000 tons to 1.2 million tons.

•	Dividends: On April 21, 2016, the Board of Directors authorized a dividend of $0.05 per share payable on May 24, 2016, to shareholders of record at the close of business on May 10, 2016.

Commenting on the Company’s results and outlook, Mr. German Larrea, Chairman of the Board, said “We are pleased to inform that our new Buenavista concentrator is now operating at 93% of capacity, and with this we have almost completed our two main expansion projects in Mexico (SXEW III and Concentrator II). In Peru, we are moving forward with the Toquepala expansion project, which has a 40% progress. Thanks to our expansion program, as well as the continuous cost control initiatives, the Company unit cost is consistently decreasing, improving Southern Copper competitive capacity and cash generation. Even in this low price environment we are in an extremely solid position to keep moving forward with our investment program which I am confident will greatly benefit all our stakeholders.”

			Variance			Variance 1Q16 vs 4Q15
	1Q16	1Q15	$	%		$	%
	(in millions except per share amount and %s)
Sales	$1,245.1	$1,274.8	$(29.7)	(2.3)%		$(9.5)	(0.8)%
Cost of sales	726.8	679.8	47.0	6.9%		(143.4)	(16.5)%
Operating income	346.2	436.9	(90.7)	(20.8)%		158.8	84.7%
Environmental remediation	—	5.9	(5.9)	(100.0)%		(21.5)	(100.0)%
EBITDA	481.0	556.1	(75.1)	(13.5)%		150.9	45.7%
EBITDA margin	38.6%	43.6%	(5.0)%	11.5	pp	12.3%	46.8	pp
Net income	$185.1	$282.4	$(97.3)	(34.5)%		$124.3	204.4%
Net income margin	14.9%	22.2%	(7.3)%	(32.9	)pp	10.1%	210.4	pp
Income per share	$0.24	$0.35	$(0.11)	(31.4)%		$0.16	200.0%
Capital investments	$223.3	$248.7	$(25.4)	(10.2)%		$(80.4)	(26.5)%

Capital Investments

Mexican Projects

Buenavista Projects - Sonora, Mexico: Of the $3.5 billion of this investment program, the Company has already invested $3.0 billion. Excluding the Quebalix project and some infrastructure facilities, all the other facilities of this program are currently operating and we are expecting to increase production by 200,000 tons to produce 460,000 tons of copper in 2016 and 500,000 tons in 2017. We also expect to increase our molybdenum production by 42% to roughly 4,600 tons per year. The Buenavista program is being finished under budget.

Mine Expansion: to date we have received sixty-one 400-ton capacity trucks, seven shovels and eight drills required for the mine expansion; with an investment of $510.9 million. All these assets are currently in operation.

New Copper-Molybdenum Concentrator: This facility has an annual production capacity of 188,000 tons of copper and 2,600 tons of molybdenum. The project will also produce 2.3 million ounces of silver and 21,000 ounces of gold per year. The new concentrator is completing its ramping-up phase with its 6 mills already in operation. In September 2015, we obtained the first copper concentrate lot and the plant is now running at 93% capacity. Due to the promising initial results, it is expected to gradually increase production until the plant reaches full capacity by the 2Q16. The project has a 99% progress.

Crushing, Conveying and Spreading System for Leachable Ore (Quebalix IV): This project’s main objective is to reduce processing time as well as mining and hauling costs. It will also increase production by improving SX-EW copper recovery. It has a crushing and conveying capacity of 80 million tons per year and is expected to be completed by the

1Q16       www.southerncoppercorp.com

2Q16. As of March 31, 2016, the project has a 94% progress with an investment of $226.0 million out of the approved capital budget of $340 million.

The remaining projects to complete the $3.5 billion budgeted program include important investments in infrastructure (power lines and substations, water supply, tailings dam, mine equipment shops, internal roads, etc.).

Peruvian Projects

Toquepala Expansion Project - Tacna, Peru: This project includes a new-state-of-the-art concentrator which will increase annual production capacity by 100,000 tons of copper to 235,000 tons in 2018, and will also increase molybdenum production by 3,100 tons at an estimated capital cost of $1.2 billion. Through March 31, 2016, we have invested $405.7 million in the project. The project is expected to be completed by the 1Q18.

Energy Supply contract in Peru: To ensure energy supply for this expansion and our operations, we have reached a power purchase agreement at a very competitive cost. This agreement will allow us to ensure the necessary energy in terms of quantity, quality and cost with a third party that will assume the risks of operation and electricity generation, allowing us to concentrate in the mining operation which is our core business.

Toquepala High Pressure Grinding Roll (HPGR) system: The main objective of this project is to ensure the concentrator will operate at its maximum capacity of 60,000 tons per day, even with an increase of the ore material hardness index. Additionally, recoveries will be improved with a better ore crushing. The budget for this project is $40 million and we have invested $7.1 million as of March 31, 2016. It is expected to be completed by the 4Q17.

Cuajone´s Heavy Mineral Management Optimizing Project - Moquegua, Peru: The project consists of installing a primary crusher at the Cuajone mine pit with a conveyor system for moving the ore to the concentrator. The project aims to optimize the hauling process by replacing rail haulage, thereby reducing operating and maintenance costs as well as the environmental impact of the Cuajone mine. The crusher will have a processing capacity of 43.8 million tons per year. The main components, including the crusher and the overland belt, have been acquired and we have started the preparation of the land and civil works. As of March 31, 2016, we have invested $85.0 million in this project out of the approved capital budget of $165.5 million. The project is expected to be completed by the 1Q17.

Conference Call

The Company’s first quarter earnings conference call will be held on Monday, May 2, 2016, beginning at 11:30 AM — EST (10:30 AM Lima and Mexico City time).

To participate:

Dial-in number:	888-771-4371 in the U.S.
847-585-4405 outside the U.S.
Raul Jacob, SCC Vice President of Finance & CFO
Conference ID:	42449975 and “Southern Copper Corporation First Quarter 2016 Earnings Results”

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2016	2.12	2.11	5.27	0.76	14.87	1,181.21

1Q 2015	2.64	2.66	8.41	0.94	16.70	1,219.22
2Q 2015	2.75	2.77	7.45	1.00	16.38	1,192.82
3Q 2015	2.38	2.40	5.75	0.84	14.87	1,124.01
4Q 2015	2.22	2.20	4.75	0.73	14.75	1,104.40
Average 2015	2.50	2.51	6.59	0.88	15.68	1,160.11

Variance: 1Q16 vs. 4Q15	(4.5)%	(4.1)%	10.9%	4.1%	0.8%	7.0%
Variance: 1Q16 vs. 1Q15	(19.7)%	(20.7)%	(37.3)%	(19.1)%	(11.0)%	(3.1)%

Source:  Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,
	2016	2015	%
Copper (tons)
Mined	221,661	177,616	24.8%
3rd party concentrate	8,121	16	100%
Total production	229,782	177,632	29.4%
Smelted	155,157	148,259	4.7%
Refined and Rod	215,131	202,587	6.2%
Sales	212,864	168,638	26.2%

Molybdenum (tons)
Mined	5,571	5,856	(4.9)%
Sales	5,602	5,837	(4.0)%

Zinc (tons)
Mined	18,028	15,195	18.6%
Refined	25,324	25,480	(0.6)%
Sales	25,252	26,700	(5.4)%

Silver (000s ounces)
Mined	4,020	3,199	25.7%
Refined	3,750	3,259	15.1%
Sales	4,101	3,281	25.0%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2016	2015	VAR %
	(in millions, except per share amount)

Net sales:	$1,245.1	$1,274.8	(2.3)%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	726.8	679.8	6.9%
Selling, general and administrative	26.3	24.9	5.6%
Depreciation, amortization and depletion	135.3	117.0	15.6%
Exploration	10.5	10.3	1.9%
Environmental remediation	—	5.9	—
Total operating costs and expenses	898.9	837.9	7.3%

Operating income	346.2	436.9	(20.8)%

Interest expense, net of capitalized interest	(75.0)	(25.9)	189.6%
Other income (expense)	(0.5)	(3.7)	(86.5)%
Interest income	2.2	2.8	(21.4)%
Income before income tax	272.9	410.1	(33.5)%
Income taxes	92.3	129.2	(28.6)%
Net income before equity earnings of affiliate	180.6	280.9	(35.7)%
Equity earnings of affiliate	5.1	2.8	82.1%
Net Income	185.7	283.7	(34.5)%

Less: Net income attributable to non-controlling interest	0.6	1.3	(53.8)%

Net Income attributable to SCC	$185.1	$282.4	(34.5)%

Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.24	$0.35	(31.4)%
Dividends paid	$0.03	$0.10	(70.0)%

Weighted average shares outstanding (Basic and diluted)	773.9	805.4

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2016	2015	2015
	(in million)
ASSETS
Current assets:
Cash and cash equivalents	$376.0	$274.5	$192.1
Restricted cash	4.3	4.3	9.1
Short-term investments	282.6	603.5	83.8
Accounts receivable	626.9	551.2	591.4
Inventories	931.3	857.2	842.9
Other current assets	237.9	193.5	172.1
Total current assets	2,459.0	2,484.2	1,891.4

Property and mine development, net	8,400.5	8,262.8	7,545.7
Related parties receivable	111.2	111.2	161.2
Ore stockpiles on leach pads, net	770.0	752.3	561.0
Intangible assets, net	155.2	155.1	122.8
Deferred income tax	672.4	614.2	539.8
Other assets	239.4	213.4	268.3
Total assets	$12,807.7	$12,593.2	$11,090.2

LIABILITIES
Current liabilities:
Current portion of long-term debt	$—	$—	$200.0
Short-term debt	—	—	50.0
Accounts payable	704.2	646.6	470.9
Income taxes	9.5	39.2	29.7
Accrued workers’ participation	99.4	124.9	162.0
Other accrued liabilities	169.6	109.5	121.9
Total current liabilities	982.7	920.2	1,034.5

Long-term debt	5,952.1	5,951.5	3,981.4
Deferred income taxes	228.4	196.0	251.4
Other liabilities	39.3	35.4	38.4
Asset retirement obligation	197.0	190.9	114.8
Total non-current liabilities	6,416.8	6,373.8	4,386.0

EQUITY
Stockholders’ equity:
Common stock	3,362.5	3,358.6	3,350.8
Treasury stock	(2,966.3)	(2,908.9)	(2,267.9)
Accumulated comprehensive income	4,975.1	4,813.2	4,553.6
Total stockholders’ equity	5,371.3	5,262.9	5,636.5
Non-controlling interest	36.9	36.3	33.2
Total equity	5,408.2	5,299.2	5,669.7

Total liabilities and equity	$12,807.7	$12,593.2	$11,090.2

As of March 31, 2016, December 31, 2015 and March 31, 2015 there were 773.7 million, 775.9 million and 799.5 million shares outstanding, respectively.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2016	2015
	(in millions)

OPERATING ACTIVITIES
Net income	$185.7	$283.7
Depreciation, amortization and depletion	135.3	117.0
Deferred income tax	(22.0)	(24.7)
Change in operating assets and liabilities	(238.9)	(139.4)
Other, net	4.0	(12.2)
Net cash provided by operating activities	64.1	224.4

INVESTING ACTIVITIES
Capital investments	(223.3)	(248.7)
Sale (purchase) of short-term investment, net	320.8	254.7
Other, net	0.8	—
Net cash provided by investing activities	98.3	6.0

FINANCING ACTIVITIES
Debt incurred (repaid)	—	50.0
Dividends paid	(23.2)	(80.5)
Distributions to non-controlling interest	—	(0.2)
SCC common shares buyback	(53.7)	(370.1)
Other	—	—
Net cash (used in) financing activities	(76.9)	(400.8)

Effect of exchange rate changes on cash	16.0	(1.5)

Increase (decrease) in cash and cash equivalents	$101.5	$(171.9)

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.8% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 11.2% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 33 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

i Operating cash cost is a non-GAAP measure useful as a management tool to track our performance and better allocate our resources. It is also useful to readers of the financial statements for analysis and comparability purposes. See reconciliation of operating cash cost to GAAP cost of sales on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.

ii EBITDA is a common non-GAAP measure useful for our management as an indicator of Company’s ability to produce income from its operations. See reconciliation of EBITDA to GAAP net earnings on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.